EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 8th December, 2006, by and between GEMMA POWER SYSTEMS, LLC, a Connecticut limited liability company (the “Company”), and JOEL M. CANINO (the “Employee”).

RECITALS:

R-1. Argan, Inc., a Delaware corporation (“Argan”), has acquired all of the membership interests of the Company pursuant to that certain Membership Interest Purchase Agreement (the “Purchase Agreement”), of even date herewith, by and among Argan, the Company, Gemma Power, Inc., a Connecticut corporation (“GPS-Connecticut”), Gemma Power Systems California, Inc., a California corporation (“GPS-California,” and together with GPS-Connecticut, the “Affiliates”), the Employee and William F. Griffin, Jr.; and has acquired and all of the issued and outstanding shares of capital stock of the Affiliates pursuant to that certain Stock Purchase Agreement, of even date herewith, by and among Argan, the Affiliates, the Employee and William F. Griffin, Jr.

R-2. The Company and the Affiliates are in the business of engineering and constructing power energy systems, and providing consulting, owner’s representative, operating, and maintenance services to the energy market (collectively, the “Business”).

R-3. The Employee possesses intimate knowledge of the Business as a result of his long-term employment by the Company.

R-4. The Company wishes to continue to employ the Employee, and the Employee wishes to accept such continued employment, subject to and in accordance with the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. The Company hereby agrees to continue to employ the Employee, and the Employee hereby agrees to accept such continued employment, subject to the terms and conditions set forth in this Agreement. This Agreement supersedes and replaces any previous oral or written agreement concerning the Employee’s employment by the Company.

2. Duties of the Employee. During the “Term” (as defined below) of employment of the Employee, the Employee shall serve as a senior executive and Vice Chairman of the Board of the Company, and shall faithfully and diligently perform all services as may be assigned to him by the Board of Directors of the Company (the “Board”), and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Employee shall perform all services to be rendered by him hereunder to the best of his ability and use his best efforts to promote the interests of the Company and the Affiliates. Notwithstanding the foregoing, it shall not be a breach or violation of this Agreement for the Employee to manage personal investments so long as such activities do not significantly interfere with or significantly detract from the performance of the Employee’s responsibilities to the Company in accordance with this Agreement.

3. Term of Employment. Employment of the Employee pursuant to the terms and provisions of this Agreement shall commence on the date of Closing, as defined in the Purchase Agreement (the “Effective Date”), and shall continue for a term of eighteen (18) months thereafter (the “Initial Term”), unless earlier terminated as provided in this Agreement. At the end of the Initial Term, the Employee’s employment hereunder shall automatically renew for successive one year terms (each, a “Renewal Term”), subject to earlier termination as provided in this Agreement, unless the Company or the Employee delivers written notice to the other at least three (3) months prior to the expiration date of the Initial Term or any Renewal Term, as the case may be, of its or his election not to renew the term of employment. The period during which the Employee shall be employed by the Company pursuant to the terms and provisions of this Agreement is sometimes referred to herein as the “Term.”

4. Compensation.

4.1 Salary. The Company shall pay the Employee compensation at the annual rate of $310,000 (the “Salary”) during the Initial Term, payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. Not later than four (4) months prior to the expiration of the Initial Term or of any Renewal Term, as the case may be, Argan and the Employee shall commence discussions aimed at determining a mutually acceptable Salary for the then impending Renewal Term.

4.2 Bonus. In addition to Salary, the Employee shall be eligible for bonus compensation as determined by the Board based upon the Employee’s performance and the results of the Company’s operations.

5. Benefit Plans; Insurance.

5.1 Benefit Plans. The Employee shall be permitted to participate in all employee medical, retirement and insurance benefit plans applicable to officers of the Company, and such other plans as may from time to time be made available or applicable to the Company, consistent with the policies of the Company.

5.2 Key-Man Term Life Insurance. The Company will maintain and will pay the premiums on a key-man term life insurance policy on the life of the Employee. Such policy shall (a) name Argan as sole beneficiary, (b) be in the amount of not less than Five Million Dollars ($5,000,000), and (c) remain in full force and effect for the Term, or until the expiration of the term of said policy, if sooner. Each of the Employee and the Company agrees to take whatever action is reasonably required by the insurer to maintain such policy in full force and effect for such time. Upon the termination of the Employee’s employment hereunder for any reason, the Company shall assign to the Employee any and all rights which it may have in and to said insurance policy for the value of the prepaid unearned premium thereof.

6. Vacation. The Employee shall be entitled to unlimited paid vacation during the Term; provided that the Employee is available by telephone during such periods of paid vacation; and provided that the Employee notifies the Company a reasonable period in advance of taking any such vacation and schedules same at a time and in a manner that will not adversely affect the Company.

7. Expenses. The Company shall reimburse the Employee, consistent with the Company’s expense reimbursement policies and procedures and subject to receipt of appropriate documentation, for all reasonable and necessary out-of-pocket travel, business entertainment, and other business expenses incurred or expended by the Employee incident to the performance of his duties hereunder.

8. Working Facilities; Parking. During the Term the Company shall furnish the Employee with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder; and will provide the Employee with and pay for covered (if reasonably available) and reserved parking.

9. Withholding. Notwithstanding anything in this Agreement to the contrary, all payments required to be made by the Company hereunder to the Employee or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

10. Termination of Employment.

10.1 For Cause. The Company may terminate the Employee’s employment at any time for “Cause” (as defined below). For the purposes of this Agreement, “Cause” shall mean (i) habitual drunkenness or any substance abuse which adversely affects the Employee’s performance of his job responsibilities; (ii) any illegal use of drugs; (iii) commission of a felony (including, without limitation, any violation of the Foreign Corrupt Practices Act); (iv) dishonesty materially relating to the Employee’s employment; (v) any misconduct by the Employee which would cause the Company to violate any state or federal law relating to sexual harassment or age, sex or other prohibited discrimination, or any intentional violation of any written policy of the Company or any successor entity adopted in respect to any such law; (vi) any other conduct in the performance of the Employee’s employment which the Employee knows or should know (either as a result of a prior warning by the Company, custom within the industry or the flagrant nature of the conduct) violates applicable law or causes the Company to violate applicable law in any material respect; (vii) failure to follow the lawful written instructions of the Board, if such failure continues uncured for a period of 10 days after receipt by the Employee of written notice from the Company stating that continuation of such failure would constitute grounds for termination for Cause; (viii) any violation of the confidentiality or non-competition provisions hereof; or (ix) any other material violation of this Agreement.

10.2 Upon Death or Disability. The employment of the Employee shall automatically terminate upon the death of the Employee and may be terminated by the Company upon the “Disability” (as defined below) of the Employee. For purposes of this Section 10.2, the Employee shall be deemed “Disabled” (and termination of his employment shall be deemed to be due to such “Disability”) if an independent medical doctor (selected by the Company’s applicable health or disability insurer) certifies that the Employee, for a cumulative period of more than 120 days during any 365-day period, has been disabled in a manner which seriously interferes with his ability to perform the essential functions of his job even with a reasonable accommodation to the extent required by law. Any refusal by the Employee to submit to a medical examination for the purpose of certifying Disability shall be deemed conclusively to constitute evidence of the Employee’s Disability.

10.3 For Convenience of the Company. Notwithstanding any other provisions of this Agreement, the Company shall have the right, upon ninety (90) days written notice to the Employee, to terminate the Employee’s employment at the “Company’s Convenience” (i.e., for reasons other than Cause, resignation for reasons other than “Good Reason” [as defined below], death or Disability). For purposes hereof, resignation by the Employee for Good Reason also shall be deemed to constitute termination by the Company at the Company’s Convenience.

10.4 Resignation; Good Reason.

(a) The Employee shall have the right to resign at any time upon ninety (90) days’ written notice to the Company.

(b) For the purposes of this Agreement, resignation by the Employee as a result of the following shall be deemed to constitute resignation for “Good Reason,” provided that and on condition that the Employee has not consented to the action constituting Good Reason and such resignation occurs within 15 days following the occurrence of such action (or, in the case of clause (iv) below, following the expiration of the 45-day cure period), and that the Employee is not Disabled (or incapacitated in a manner which would, with the passage of time and appropriate doctor’s certification, constitute Disability) at the time of resignation: (i) a transfer of the Company’s offices, or a transfer of the Employee (other than on a temporary basis), to a location which would increase the Employee’s commute (by the most direct route) from his residence as of the date hereof by more than 25 miles in each direction, or (ii) a material adverse change made by the Company to the Employee’s duties, responsibilities and/or working conditions such that such duties, responsibilities and/or working conditions are inappropriate and not customary for a president and chief executive officer of a similarly situated company, or (iii) a material breach by the Company of this Agreement which breach continues uncured for a period of 45 days after receipt by the Company of written notice thereof from the Employee specifying the breach.

11. Effect of Termination on Compensation.

11.1 Termination for Cause; Resignation. In the event (i) the Employee’s employment with the Company is terminated by the Company for Cause, or (ii) the Employee resigns (for reasons other than Good Reason), the Company shall have no further liability to the Employee hereunder, whether for salary, benefits, or otherwise, other than for salary and benefits accrued, reimbursement of expenses properly incurred, payment for all accrued vacation calculated in accordance with the Company’s standard payroll practices, in each case through the date of termination or resignation, and any other benefits required by applicable law (e.g., COBRA) for which the Employee may be eligible.

11.2 Death or Disability. In the event the Employee’s employment with the Company terminates as a result of the death of the Employee or is terminated by the Company as a result of the Disability of the Employee, the Employee or, in the event of his death, his surviving spouse (or his estate, if there is no surviving spouse), shall be entitled to receive his salary and benefits accrued, reimbursement of expenses properly incurred and payment for all accrued vacation calculated in accordance with the Company’s standard payroll practices, in each case through the date of termination, as well as applicable health, disability or death benefits, if any, offered by the Company at the time consistent with the policies of the Company and subject to the eligibility requirements of such benefits.

11.3. The Company’s Convenience or Good Reason.

(a) In the event the Employee’s employment with the Company is terminated by the Company at the Company’s Convenience or by the Employee for Good Reason, then the Employee shall be entitled to (i) continue to receive his Salary for the duration of the Term, and (ii) continue to participate in the Company’s health and benefit plans and programs described in Section 6 (but specifically excluding the vacation benefit described in Section 7) for the duration of the Term (provided that continued participation during such period does not cause a plan, program or practice to cease to be qualified under any applicable law or regulation and is permitted by the plan or program, and that continuation under any such plan, program or practice shall be limited to benefits customarily provided by the Company to its senior executives during the period of such continuation, and provided further that any such plan or program shall be subject to modifications applicable to executive-level employees generally). Such compensation, allowances and benefits shall continue to be paid or provided at the times and in the manner consistent with the standard payroll practices of the Company for its active executive-level employees. In addition, the Employee shall be entitled to receive his salary and benefits accrued, reimbursement of expenses properly incurred and payment for all accrued vacation calculated in accordance with the Company’s standard payroll practices, in each case through the date of termination. Except as provided in this Section, no other compensation or benefits hereunder shall be payable during the balance of the Term. The foregoing benefits are in lieu, inter alia, of any notice obligation on the part of the Company.

(b) As a condition to receiving the severance benefits described in clause (a) above, the Employee shall be required to execute and deliver to the Company, and not to have revoked, the written confirmation described in Section 13 and a general release of all claims the Employee may have against the Company or Argan and their respective subsidiaries and affiliates, and the officers, directors, shareholders and agents of each of them, in each case in such form as may be reasonably requested by the Company, including without limitation all claims for wrongful termination, for employment discrimination under Title VII of the Civil Rights Act of 1964, as amended, and claims under the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Civil Rights Act of 1866, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974 and any equivalent state, local and municipal laws, rules and regulations). Notwithstanding the foregoing, the Employee shall not be required to release any claims (i) for unpaid compensation or other benefits remaining unpaid by the Company at the time of termination, but may be required to agree upon and acknowledge the amount, if any, thereof remaining unpaid if such amount is calculable at the time, and (ii) which the Employee may have in connection with any unexercised Stock Options granted pursuant to Section 5.

(c) Upon the occurrence of any material breach of this Agreement after the effective date of employment termination (it being understood that, without limitation, any breach of Sections 12, 13 or 14 of this Agreement shall be deemed material), the Company shall have no further liability to pay severance benefits hereunder and may, in addition to exercising any other remedies it may have hereunder or under law, immediately discontinue payment of remaining unpaid severance benefits.

11.4 Adjustments to Comply with American Jobs Creation Act. In the event any of the severance payment provisions of this Section should prove to be inconsistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, or the regulations thereunder, the Company and the Employee shall endeavor to amend those severance payment provisions in order to eliminate any inconsistency with Section 409A while ensuring, to the greatest extent possible, that the Employee will continue to be entitled to the benefits provided under this Agreement without increase in the economic cost to either party.

12. Confidentiality. The Employee recognizes and acknowledges that certain information possessed by the Company and its affiliates constitutes valuable, special, and unique proprietary information and trade secrets. Accordingly, the Employee shall not, during the term of his employment with the Company, divulge, use, furnish, disclose or make available to any person, whether or not a competitor of the Company, any confidential or proprietary information concerning the assets, business, or affairs of the Company, of any affiliate of the Company or of its suppliers, customers, licensees or licensors, including, without limitation, any information regarding trade secrets and information (whether or not constituting trade secrets) concerning sources of supply, costs, pricing practices, financial data, business plans, employee information, manufacturing processes, product designs, production applications and technical processes (hereinafter called “Confidential Information”), except as may be required by law or as may be required in the ordinary course of performing his duties hereunder. The foregoing shall not be applicable to any information which now is or hereafter shall be in the public domain other than through the fault of the Employee. Upon the expiration or termination of the Employee’s employment, for any reason, whether voluntary or involuntary and whether by the Company or the Employee, or at any time the Company may request, the Employee shall (a) surrender to the Company all documents and data of any kind (including data in machine-readable form) or any reproductions (in whole or in part) of any items relating to the Confidential Information, as well as information stored in an electronic or digital format, containing or embodying Confidential Information including without limitation internal and external business forms, manuals, notes, customer lists, and computer files and programs (including information stored in any electronic or digital format), and shall not make or retain any copy or extract of any of the foregoing, and (b) will confirm in writing that (i) no Confidential Information exists on any computers, computer storage devices or other electronic media that were at any time within the Employee’s control (other than those which remain at, or have been returned to, the Company) and (ii) he has not disclosed any Confidential Information to others outside of the Company in violation of this Section. The Company shall have the right at any time at its option to replace the hard drive in the Employee’s laptop or other computer supplied by the Company with another equivalent hard drive. As used in this Agreement, “affiliate” means, with respect to the Company or any other entity, any person or entity controlling, controlled by or under common control with, the Company or such other entity, including without limitation Argan, and “control” for such purpose means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities or voting interests, by contract or otherwise.

13. Rights in the Company’s Property; Inventions.

(a) The Employee hereby recognizes the Company’s proprietary rights in the tangible and intangible property of the Company and acknowledges that notwithstanding the relationship of employment, the Employee will not obtain or acquire, and has not obtained or acquired, through such employment any personal property rights in any of the property of the Company, including without limitation any writing, communications, manuals, documents, instruments, contracts, agreements, files, literature, data, technical information, secrets, formulas, products, methods, mailing lists, business models, business plans, procedures, processes, devices, apparatuses, trademarks, trade names, trade styles, service marks, logos, copyrights, patents, or other matters which are the property of the Company.

(b) The Employee agrees that during the Term of his employment with the Company and for a period of three (3) months thereafter, any and all discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) (“Inventions”), whether or not patentable, copyrightable or reduced to writing, which the Employee may have conceived or made, or may conceive or make, either alone or in conjunction with others and whether or not during working hours or by the use of the facilities of the Company, which are related or in any way connected with the Business of the Company and the Affiliates or any affiliate, are and shall be the sole and exclusive property of the Company. The Employee shall promptly disclose all such Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. The Employee hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

14. Non-Competition, Non-Solicitation Covenants.

14.1 Covenant Not to Compete. At all times during the Term and for a period of two years after the Term (the “Restrictive Period”), the Employee shall not, directly or indirectly, alone or with others, engage in any competition with, or have any financial or ownership interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity (whether as an employee, officer, director, partner, manager, member, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) competes with the Business of the Company and the Affiliates; provided that such provision shall not apply to (i) the Employee’s ownership of Argan stock, (ii) the Employee’s ownership of interests in entities which may develop, own and operate (but not design or build) power plants, or (iii) the acquisition by the Employee, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the Nasdaq Stock Market, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Employee does not control, acquire a controlling interest in, or become a member of a group that exercises direct or indirect control of, more than 5% of any class of capital stock or other indicia of ownership of such issuer. For purposes of clause (ii) of this Section 14.1 above, and for clause (b) of Section 14.2 below, “develop” or “development of” power plants shall mean the usual and customary actions taken by an owner or potential owner of a power plant to obtain licenses, permits or other governmental approvals required in order to own and operate a power plant, but not the designing or constructing of a power plant.

14.2 Non-Solicitation. At all times during the Restrictive Period, the Employee shall not, directly or indirectly, for himself or for any other person, firm, corporation, company, partnership, association, venture or business or any other person or entity: (a) solicit for employment, employ or attempt to employ or enter into any contractual arrangement with any employee or former employee (which, for purposes of this Section 14.2 shall mean anyone employed during the 24 month period ending on the date of termination of the Employee’s employment with the Company) of the Company, the Affiliates, or Argan or any affiliate or subsidiary of Argan, except Raymond J. Bednarz and Fred Kresse; and/or (b) call on or solicit any of the actual or targeted prospective customers or clients, or any actual distributors or suppliers, of the Company (except in connection with the Employee’s development, ownership and operation (but not the designing or building) of power plants), the Affiliates, or Argan or any affiliate or subsidiary of Argan on behalf of himself or on behalf of any person or entity in connection with any business that competes with the Business of the Company and the Affiliates, nor shall the Employee make known the names or addresses or other contact information of such actual or prospective customers or clients, or any such actual distributors or suppliers, or any information relating in any manner to the Company’s, or the Affiliates’ or Argan’s or any subsidiary or affiliate of Argan’s trade or business relationships with such actual or prospective customers or clients, or any such actual distributors or suppliers, other than in connection with the performance by the Employee of his duties under this Agreement.

15. Acknowledgment by the Employee. The Employee acknowledges and confirms that the restrictive covenants contained in Sections 12, 13 and 14 hereof (including without limitation the length of the term of the provisions of Section 14) are required by the Company as an inducement to enter into this Agreement, are reasonably necessary to protect the legitimate business interests of the Company, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Employee further acknowledges that the restrictions contained in Sections 12, 13 and 14 hereof are intended to be, and shall be, for the benefit of and shall be enforceable by the Company and its successors and assigns. The Employee expressly agrees that upon any breach or violation of the provisions of Sections 12, 13, or 14 hereof, the Company shall be entitled, as a matter of right, in addition to any other rights or remedies it may have, to: (a) temporary and/or permanent injunctive relief in any court of competent jurisdiction as described in Section 16 hereof; and (b) such damages as are provided at law or in equity. The existence of any claim or cause of action against any of the Company, the Affiliates, or Argan or their respective subsidiaries or affiliates, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of any of the restrictions contained in Sections 12, 13 or 14 hereof.

16. Enforcement; Modification.

16.1 Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Employee of any of the covenants contained in Sections 12, 13 or 14 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Employee recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Sections 12, 13 or 14 of this Agreement by the Employee or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

16.2 Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of Sections 12, 13 or 14 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of Sections 12, 13 or 14 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

16.3 Extension of Time. If the Employee shall be in violation of any provision of Sections 12, 13 or 14, then each time limitation set forth in Sections 12, 13 or 14 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in Sections 12, 13 and 14 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by either of the Sellers.

16.4 Survival. The provisions of Sections 12, 13 and 14 shall survive the termination of this Agreement.

16.5 Purchase Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall limit or otherwise affect the restrictive covenants applicable to the Employee, as Seller, under and pursuant to the terms, covenants and conditions of the Purchase Agreement, including without limitation the covenant not to compete for a period of five years from the Closing Date (as defined in the Purchase Agreement), all of which such restrictive covenants shall remain in full force and effect in accordance with the terms and conditions of the Purchase Agreement.

17. Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Employee may not assign or transfer this Agreement or any rights or obligations hereunder.

18. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

19. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

20. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

21. Damages; Attorneys Fees. Nothing contained herein shall be construed to prevent the Company or the Employee from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto seeks to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs and attorneys’ fees of the other party.

22. Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

23. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, and the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same.

25. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Connecticut, without regard to principles of conflict of laws.

26. Jurisdiction and Venue. Each of the parties irrevocably and unconditionally: (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement which is expressly permitted by the terms of this Agreement to be brought in a court of law, shall be brought in the Superior Court of the State of Connecticut for the Judicial District of Hartford or in the United States District Court for the District of Connecticut; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; (c) waives any objection which it or he may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in such courts.

27. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Employee and the Company (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Employee.

28. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested, sent by overnight courier, or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three days after deposit in the U.S. mail. Notice shall be sent: (a) if to the Company, addressed to the Company, One Church Street, Suite 401, Rockville, Maryland 20850, Attention: Arthur F. Trudel; and (b) if to the Employee, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, each of the undersigned has executed, or has caused its duly authorized representative to execute, this Agreement as of the date first above written.

THE COMPANY:

GEMMA POWER SYSTEMS, LLC

By:	/s/ William F. Griffin, Jr.
Name: William F. Griffin, Jr. Title: Manager

THE EMPLOYEE:

/s/ Joel M. Canino
JOEL M. CANINO